SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549-1004





                                   FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 14, 1999
                                  ----------------




                          GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48265-1000
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On April 15, 1999, a news release was issued on the subject of first quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following are the first quarter earnings releases for Hughes Electronics Corporation (Hughes) dated April 14, 1999 and GM and Delphi Automotive Systems (Delphi) dated April 15, 1999.

                 GM POSTS RECORD QUARTERLY FINANCIAL RESULTS

   DETROIT -- General Motors Corp. (GM) today reported an all-time quarterly record of $3.10 basic earnings per share of GM $1-2/3 par value common stock in the first quarter of 1999 on consolidated net income of $2.1 billion. That compares with net income of $1.6 billion, or $2.31 per share, in the first quarter of 1998. The results include Delphi Automotive Systems, which as announced on Monday is being spun off as an independent company. Delphi, which is reporting its results separately today, is now classified by GM as a discontinued operation and is treated as such in the balance of this release.

   Excluding Delphi, net income and earnings per share from continuing operations were an all-time quarterly record of $1.8 billion, or $2.73 basic earnings per share. That compares with $1.4 billion, or $1.96 per share, for continuing operations in the first quarter of 1998. (See Highlights for diluted earnings-per-share amounts.)

   "We're continuing to build momentum by leveraging the strength of the entire General Motors organization," said GM Chairman and Chief Executive Officer John
F. Smith, Jr. "We're particularly pleased with the strong performance of GM North America and General Motors Acceptance Corporation (GMAC) in the first quarter of 1999. The financial performance of our other automotive regions and Hughes Electronics Corporation was in line with our expectations."

   Consolidated net sales and revenues in the first quarter of 1999 totaled $42.4 billion, compared with $40.0 billion for the first quarter of 1998.

   Cash, marketable securities and assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in fixed-income securities ($3.0 billion) totaled $16.2 billion at March 31, 1999, compared with $15.4 billion at March 31, 1998, and $13.1 billion at Dec. 31, 1998. These cash amounts exclude GM's financing and insurance operations.

   "In addition to our focus on strong operating results, we are also continuing to implement our shareholder-value initiatives, including the ongoing share-repurchase program, and the spin-off of Delphi to stockholders," Smith said.

   During the first quarter of 1999, General Motors repurchased approximately 5 million shares of GM $1-2/3 par value common stock worth $480 million, completing 45 percent of the corporation's most recent $4 billion repurchase program. Since January 1997, GM has repurchased approximately 107 million shares of GM $1-2/3 par value common stock worth $6.8 billion, or about 14 percent of the total shares outstanding.

   Following is a summary of income from GM's business segments in the first quarter of 1999, compared with the prior-year period (see Highlights for additional information):

               ($ in Millions)     First Quarter Net Income (Loss)
                                            1999              1998
                                            ----              ----
   Automotive, Electronics and Other
     GM North America                     $1,408              $841
     GM Europe                              $174               $99
     GM Latin America/Africa/Mid-East       ($25)              $53
     GM Asia Pacific                        ($60)               $6
     Other Automotive                        $13               ($7)

        Total Automotive                  $1,510              $992

     Hughes                                  $78               $54
     Other                                 ($141)             ($42)

        Total Automotive,
           Electronics, and Other         $1,447            $1,004

               ($ in Millions)     First Quarter Net Income (Loss)
                                            1999              1998
                                            ----              ----
   Financing and Insurance
     GMAC                                   $392              $349
     Other Financing and Insurance          ($19)              $15

        Total Financing & Insurance         $373              $364

        Total Income from
          Continuing Operations           $1,820            $1,368

   GM Automotive's net income totaled $1.5 billion in the first quarter of 1999, compared with $1.0 billion in the first quarter of 1998. The net margin was 4.4 percent in the first quarter of 1999 -- up significantly from the net margin of
3.0 percent in the same period last year. GM North America led this improvement with a net margin of 5.2 percent -- the second consecutive quarter that net margins exceeded the corporation's 5-percent net margin objective -- compared with 3.2 percent in the first quarter of 1998.

   With record quarterly profitability at its mortgage operations, GMAC reported first-quarter-1999 consolidated net income of $392 million, up 12 percent from $349 million earned in the first quarter of 1998, resulting in the best overall quarter for GMAC since 1991.

   "Our finance and insurance operations are significant from the standpoint of their contribution to our financial strength, but they also help us leverage strength in the marketplace as a result of the synergies generated by partnerships with our automotive operations," Smith said.

   The corporation's 1999 first-quarter return on net assets (RONA) for continuing operations on an annualized basis, excluding Hughes, was 15.3 percent, compared with 11.5 percent in the first quarter of 1998.

   "The RONA performance in the first quarter of 1999 is indicative of the results we need going forward to meet our target of a 12.5-percent annualized return on net assets," Smith said.

   "GM North America benefited from excellent consumer acceptance of our new products, including the Chevrolet Silverado, GMC Sierra, Cadillac Escalade, Oldsmobile Alero, Pontiac Grand Am and Saab 9-5," said GM President and Chief Operating Officer G. Richard Wagoner, Jr. "The financial results reflect our continued efforts to improve product quality and increase manufacturing efficiency. Combined with our unrelenting cost-reduction activities, these factors allowed us to meet the intense competitive price pressure."

   GM vehicle deliveries in the United States totaled 1,158,000 units in the first quarter of 1999, an increase of 5.9 percent from the 1,094,000 units of the first quarter of 1998. As a result of the exceptionally strong market, despite the increase in sales, GM's 1999 first quarter U.S. vehicle market share was 28.8 percent, down from 30.2 percent in the first quarter of 1998.

   "With the seven new vehicle entries in 1998, and an additional 14 new product launches in 1999, we expect to build momentum in the market," Wagoner said. "We have also announced plans to further increase our production capacity for full-size truck products to meet the strong and growing demand for these exceptional vehicles."

   GM Europe gained market momentum during the first quarter of 1999, ending with 10.2 percent market share in the month of March. Market share for the first quarter of 1999 was 9.6 percent, slightly down from 9.8 percent in the first quarter of 1998.

   "The late-quarter improvement resulted from the introduction of the new Opel/Vauxhall Zafira and Vectra models," Wagoner said. "As the all-new Zafira continues its successful startup we would expect further improvement in market penetration."

   The Latin America/Africa/Mid East region continues to be affected by economic turmoil and uncertainties, "but we are proud of our quick responses to reduce costs, realign capacity and strengthen our competitive position," Wagoner said. "GM's investments in this region are track and we continue to expect significant long-term growth and profit opportunity."

   In the Asia-Pacific region, while the economic situation is also somewhat uncertain, GM's investment in China is progressing on schedule. "The money we're spending now in the region is a smart investment in an area of the world where we expect markets to grow at a phenomenal rate over the long term," Wagoner said.

   Reflecting continued record subscriber growth in its DirecTV business, Hughes' income in the first quarter of 1999 totaled $78 million, compared with $54 million in the first quarter of 1998. Revenues increased 12.5 percent to $1.5 billion for the first quarter of 1999, from $1.3 billion in the prior-year period.

     In this news release, use of the words expects, intends, believes, plans and similar words are associated with forward-looking statements that are inherently subject to numerous risks and uncertainties. Accordingly, there can be no assurance that the results described in such forward-looking statements will be realized. The principal risk factors that may cause actual results to differ materially from those expressed in forward-looking statements contained in this news release are described in various documents filed by GM and Delphi with the U.S. Securities and Exchange Commission, including GM's Annual Report on Form 10-K for the year ended Dec. 31, 1998, (at page II-22); Delphi's Annual Report on Form 10-K for the year ended Dec.
31, 1998, (at page 54).



                                    # # #




HIGHLIGHTS ATTACHED

     HIGHLIGHTS - Q1 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)
                                             Three Months Ended
                                                  March 31,
                                          ----------------------
                                              1999         1998
     ----------------------------         ---------     ---------

     Net sales and revenues
     Manufactured products                  $36,620       $34,893
     Financial services                       3,509         3,310
     Other income                             2,306         1,821
                                           --------      --------
       Total net sales and revenues         $42,435       $40,024
                                           --------      --------
     Income from continuing operations        1,820(3)      1,368
     Income from discontinued operations        242           236
                                           --------      --------
     Consolidated net income                 $2,062        $1,604
     Net profit margin from
       continuing operations                    4.3%          3.4%
     .............................................................
     Earnings Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                 $1,783        $1,338
       Discontinued operations                  242           236
                                           --------      --------
       $1-2/3 par value                      $2,025        $1,574
       Class H                                  $21           $14
     .............................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                  $2.73(3)      $1.96
       Discontinued operations                 0.37          0.35
                                           --------      --------
       $1-2/3 par value                       $3.10(3)      $2.31
       Class H (1)                            $0.20         $0.13
     .............................................................
     Diluted Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                  $2.68         $1.93
       Discontinued operations                 0.36          0.34
                                           --------      --------
       $1-2/3 par value                       $3.04         $2.27
       Class H (1)                            $0.20         $0.13
     .............................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                       $0.50         $0.50
       Class H                                  $ -           $ -
     .............................................................
     Book Value Per Share of Common Stocks
                              March 31,     Dec. 31,     March 31,
                                1999         1998          1998
                              --------      -------      --------
       $1-2/3 par value        $22.24       $20.00         $22.13
       Class H                 $13.34       $12.00         $13.28
     .............................................................



   See footnotes beginning on page 9.


                                              continues

     HIGHLIGHTS - Q1 Consolidated Net Income
     (Dollars in Millions)


                                          Three Months Ended
                                               March 31,
                                         ---------------------
                                           1999          1998
                                          Income        Income
                                          (Loss)        (Loss)
                                          ------        ------

     GM North America (GMNA)              $1,408         $841
     GM Europe (GME)                         174           99
     GM Latin America/Africa/Mid-East
       (GMLAAM)                              (25)          53
     GM Asia/Pacific (GMAP)                  (60)           6
     Other Automotive                         13           (7)
                                           -----        -----
       Total GM Automotive (GMA)           1,510           992
     Hughes (1)                               78           54
     Other                                  (141)         (42)
                                           -----        -----
       Total Automotive, Electronics
         and Other Operations              1,447        1,004

     GMAC                                    392          349
     Other                                   (19)          15
                                           -----        -----
       Total Financing and Insurance
       Operations                            373          364
                                           -----        -----
     Income from continuing operations     1,820        1,368
     Income from discontinued operations     242          236
                                           -----        -----
     Consolidated Net Income              $2,062       $1,604
                                           =====        =====





                                                        continues

     HIGHLIGHTS - Q1 Automotive Operations
     (Dollars in Millions)
                                              Three Months Ended
                                               March 31, 1999
                                      --------------------------------
                                       GMNA   GME     GMLAAM    GMAP
                                      -----  ------   ------   ------

     Reported
     --------
     Revenues                       $27,318  $6,134   $1,022     $620
                                     ------   -----    -----      ---
     Pre-tax income (loss)            2,097     281      (58)     (25)
     Income tax expense (benefit)       665     105      (36)      (6)
     Equity (loss) income and
       minority interests               (24)     (2)      (3)     (41)
                                      -----   -----    -----      ---
     Net income (loss)               $1,408    $174     $(25)    $(60)
                                      =====   =====    =====      ===

     Net profit (loss) margin           5.2%    2.8%   (2.4%)   (9.7%)
     Effective income tax rate         31.7%   37.4%     62.1%  24.0%


                                              Three Months Ended
                                               March 31, 1998
                                      --------------------------------
                                       GMNA   GME     GMLAAM    GMAP
                                      -----  ------   ------   ------

     Reported
     --------
     Revenues                       $25,889  $5,397   $2,024     $728
                                     ------   -----    -----      ---
     Pre-tax income (loss)            1,224     203       16       (8)
     Income tax expense (benefit)       386      91      (19)       -
     Equity (loss) income and
       minority interests                 3     (13)      18       14
                                      -----   -----    -----      ---
     Net income                        $841     $99      $53       $6
                                      =====   =====    =====      ===

     Net profit margin                  3.2%    1.8%      2.6%   0.8%
     Effective income tax rate         31.5%   44.8%   (118.8%)  0.0%



      See footnotes beginning on page 9.


                                               continues

HIGHLIGHTS - Q1 Operating Information
                                      Three Months Ended
                                          March 31,
                                   ----------------------
                                        1999         1998
                                   ---------   ----------
     Worldwide Wholesale Sales (units in 000s)
       United States:   Cars             671          574
                        Trucks           637          592
                                      ------       ------
         Total United States           1,308        1,166
       Canada and Mexico                 186          171
                                      ------       ------
           Total GM North America      1,494        1,337
                                      ------       ------
       GME                               470          421
       GMLAAM                            122          178
       GMAP                               92          115
                                      ------       ------
         Total International             684          714
                                      ------       ------
             Total Worldwide           2,178        2,051
                                      ======       ======
     ....................................................
     Vehicle Unit Deliveries (units in 000s)
     United States
       Chevrolet - Cars                  212          208
                 - Trucks                376          378
       Pontiac                           153          123
       GMC                               121          117
       Buick                             107           96
       Oldsmobile                         94           72
       Saturn                             51           51
       Cadillac                           36           43
       Other                               8            6
                                      ------       ------
         Total United States           1,158        1,094
       Canada and Mexico                 144          129
                                      ------       ------
         Total GM North America        1,302        1,223
                                      ------       ------
       GME                               510          492
       GMLAAM                            125          173
       GMAP                               99          124
                                      ------       ------
         Total International             734          789
                                      ------       ------
             Total Worldwide           2,036        2,012
                                      ======       ======
     ....................................................
     Market share
       United States
         Cars                           31.1%        30.5%
         Trucks                         26.5%        29.9%
           Total                        28.8%        30.2%
       Total North America              29.0%        30.0%
       Total Europe                      9.6%         9.8%
       Latin America                    19.2%        19.8%
       Asia and Pacific                  3.2%         4.2%
             Total Worldwide            14.9%        15.3%
     .....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             30.7%        26.1%
       % Fleet Sales - Trucks           13.9%        16.2%
       Total vehicles                   23.0%        21.3%
      ....................................................
      Days Supply of Inventory - U.S.
       Cars                                76          83
       Trucks                              84          94
     .....................................................
      Capacity Utilization %
      U.S. and Canada (2-shift rated)   94.2%        89.0%
      .....................................................
      GMNA
       Net Price (%)                    (0.8%)       (1.9%)
      .....................................................
       See footnotes beginning on page 9.
                                               Continues

HIGHLIGHTS - Q1 Other Financial Information
(Dollars in Millions Except Per Share Amounts)

                                      Three Months Ended
                                          March 31,
                                   ----------------------
                                        1999         1998
                                   ---------   ----------

     Depreciation and Amortization (2)
       Depreciation                     $802         $895
       Amortization of special tools     619          563
       Amortization of intangible
         assets                           31           25
                                      ------        -----
            Total                     $1,452       $1,483
                                      ======        =====
     ....................................................
     Worldwide Employment at March 31 (in 000s)
       GMNA                              222          233
       GME                                81           78
       GMLAAM                             23           28
       GMAP                               10           10
       Hughes                             16           15
       GMAC                               24           22
       Other                              11           10
                                      ------       ------
         Total                           387          396
                                      ======       ======
     ....................................................
     Worldwide Payrolls               $5,397       $5,270
     ....................................................

     (1) 1998 results exclude the cumulative effect of accounting change of $9 million due to Hughes' adoption of SOP 98-5. GM has reported the $9 million change in fourth quarter 1998 results and Hughes reported the change as a restatement of first quarter 1998 results.
     (2) Amounts exclude depreciation and amortization charges incurred by the financing and insurance operations.
     (3) Records for income and EPS are based upon reported amounts adjusted to exclude the effects of significant dispositions not classified as discontinued operations.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME
                                 (Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                               ---------
                                                          1999         1998
                                                          ----         ----
                                                         (Dollars in Millions
                                                      Except Per Share Amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
Manufactured products sales and revenues               $36,620       $34,893
Financing revenues                                       3,509         3,310
Other income                                             2,306         1,821
                                                       -------       -------
  Total net sales and revenues                          42,435        40,024
                                                        ------        ------
Cost of sales and other operating charges,
  exclusive of items listed below                       30,666        29,605
Selling, general and administrative expenses             3,822         3,510
Depreciation and amortization expense                    2,724         2,707
Interest expense                                         1,845         1,570
Other expenses                                             438           549
                                                      --------      --------
  Total costs and expenses                             $39,495       $37,941
Income from continuing operations before income taxes
  and minority interests                                 2,940         2,083
Income tax expense                                       1,029           695
Minority interests                                         (14)          (10)
(Losses) earnings of nonconsolidated associates            (77)          (10)
                                                       -------       -------
Income from continuing operations                       $1,820        $1,368
Income from discontinued operations                        242           236
                                                         -----         -----
  Net income                                             2,062         1,604
                                                         -----         -----
Premium on exchange of preference stocks                     -             -
Dividends on preference stocks                             (16)          (16)
                                                       -------        ------
  Earnings on common stocks                             $2,046        $1,588
                                                         =====         =====

Basic earnings per share attributable to common stocks
$1-2/3 par value common stock
  Continuing operations                                   $2.73          $1.96
  Discontinued operations                                  0.37           0.35
                                                           ----           ----
  Earnings per share attributable to $1-2/3 par value     $3.10          $2.31
                                                           ====           ====
Earnings per share attributable to Class H                $0.20          $0.13
                                                           ====           ====

Diluted earnings per share attributable to common stocks
$1-2/3 par value common stock
  Continuing operations                                   $2.68          $1.93
  Discontinued operations                                  0.36           0.34
                                                           ----           ----
  Earnings per share attributable to $1-2/3 par value     $3.04          $2.27
                                                           ====           ====
Earnings per share attributable to Class H                $0.20          $0.13
                                                           ====           ====

                CONSOLIDATED STATEMENTS OF INCOME - Concluded

                                                          Three Months Ended
                                                               March 31,
                                                               ---------
                                                          1999         1998
                                                          ----         ----
                                                         (Dollars in Millions
                                                      Except Per Share Amounts)

AUTOMOTIVE, ELECTRONICS AND OTHER OPERATIONS
Manufactured products sales and revenues               $36,620       $34,893
Other income                                               903           677
                                                      --------      --------
  Total net sales and revenues                          37,523        35,570
                                                        ------        ------
Cost of sales and other operating charges,
  exclusive of items listed below                       30,666        29,605
Selling, general and administrative expenses             2,741         2,569
Depreciation and amortization expense                    1,452         1,483
                                                       -------       -------
  Total operating costs and expenses                    34,859        33,657
                                                        ------        ------
Other expenses                                              58           190
Interest expense                                           194           195
Net expense (income) from transactions with Financing and
  Insurance Operations                                      94           (18)
                                                      --------       -------
Income from continuing operations before income taxes
  and minority interests                                 2,318         1,546
Income tax expense                                         788           528
Minority interests                                          (6)           (4)
(Losses) earnings of nonconsolidated associates            (77)          (10)
                                                       -------        ------
Income from continuing operations                        1,447         1,004
Income from discontinued operations                        242           236
                                                        ------         -----
  Net income - Automotive, Electronics
    and Other Operations                                $1,689        $1,240
                                                         =====         =====


                                                           Three Months Ended
                                                                March 31,
                                                                ---------
                                                          1999         1998
                                                          ----         ----
                                                          (Dollars in Millions
                                                       Except Per Share Amounts)

FINANCING AND INSURANCE OPERATIONS
Financing revenues                                      $3,509        $3,310
Insurance, mortgage and other income                     1,403         1,144
                                                         -----         -----
  Total revenues and other income                        4,912         4,454
                                                         -----         -----
Interest expense                                         1,651         1,375
Depreciation and amortization expense                    1,272         1,224
Operating and other expenses                             1,081           941
Provisions for financing losses                            119           101
Insurance losses and loss adjustment expenses              261           258
                                                        ------        ------
  Total costs and expenses                               4,384         3,899
                                                         -----         -----
Net (income) expense from transactions with Automotive,
  Electronics and Other Operations                         (94)           18
                                                         -----         -----
Income before income taxes                                 622           537
Income tax expense                                         241           167
Minority interests                                          (8)           (6)
                                                         -----         -----
  Net income - Financing and Insurance Operations         $373          $364
                                                           ===           ===



 .

                         CONSOLIDATED BALANCE SHEETS
                                             March 31,                March 31,
                                              1999       Dec. 31,       1998
                                           (Unaudited)    1998      (Unaudited)
                                           -----------    ----      -----------
GENERAL MOTORS CORPORATION AND SUBSIDIARIES
                           ASSETS
(Dollars in Millions)
Automotive, Electronics and Other Operations
Cash and cash equivalents                     $12,081    $9,728       $10,030
Marketable securities                           1,137       402         2,386
                                              -------   -------       -------
  Total cash and marketable securities         13,218    10,130        12,416
Accounts and notes receivable
   (less allowances)                            4,686     4,750         4,426
Inventories (less allowances)                  11,566    10,437        11,149
Net assets of discontinued operations           3,191        77           219
Equipment on operating leases
   (less accumulated depreciation)              6,048     4,954         4,554
Deferred income taxes and other current assets  9,537    10,051         6,125
Net receivable from Financing and
   Insurance Operations                             -         -           840
  Total current assets                         48,246    40,399        39,729
Equity in net assets of nonconsolidated
   associates                                   1,659       950           936
Property - net                                 31,636    32,222        29,903
Intangible assets - net                        10,170     9,994        10,639
Deferred income taxes                          15,410    14,967        18,172
Other assets                                   13,565    16,062        15,379
                                               ------    ------        ------

  Total Automotive, Electronics and
     Other Operations assets                  120,686   114,594       114,758
Financing and Insurance Operations
Cash and cash equivalents                         502       146           483
Investments in securities                       8,703     8,748         7,815
Finance receivables - net                      73,839    70,436        62,748
Investment in leases and other receivables     32,707    32,798        30,935
Other assets                                   14,959    18,807        12,794
Net receivable from Automotive, Electronics
  and Other Operations                            339       816             -
                                               ------    ------        ------
  Total Financing and Insurance
     Operations assets                        131,049   131,751       114,775
                                              -------   -------       -------
Total assets                                 $251,735  $246,345      $229,533
                                             ========  ========      ========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive, Electronics and Other Operations
Accounts payable (principally trade)          $16,162   $13,542       $12,721
Loans payable                                     869     1,204         1,276
Accrued expenses                               33,210    30,548        31,424
Net payable to Financing and Insurance
  Operations                                      339       816             -
                                               ------    ------        ------
  Total current liabilities                    50,580    46,110        45,421
Long-term debt                                  7,011     7,118         5,796
Postretirement benefits other than pensions    34,416    33,503        34,027
Pensions                                        3,761     4,410         3,341
Other liabilities and deferred income taxes    17,768    17,807        17,805
                                               ------    ------        ------
  Total Automotive, Electronics and
     Other Operations liabilities             113,536   108,948       106,390
Financing and Insurance Operations
Accounts payable                                4,405     4,148         3,501
Debt                                          106,379   107,753        91,500
Deferred income taxes and other liabilities     9,954     9,661         9,520
Net payable to Automotive, Electronics
  and Other Operations                              -         -           840
                                               ------    ------        ------
  Total Financing and Insurance Operations
    liabilities                               120,738   121,562       105,361
Minority interests                                580       563           678
General Motors - obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts holding solely
  junior subordinated debentures of
  General Motors
    Series D                                       79        79            79
    Series G                                      141       141           143
Stockholders' equity
Preference stocks                                   1         1             1
$1-2/3 par value common stock (issued,
  649,568,145, 655,008,344
  and 669,314,625 shares)                       1,083     1,092         1,116
Class H common stock (issued,
  106,641,918, 106,159,776 and
  104,769,861 shares)                              11        11            10
Capital surplus (principally additional
  paid-in capital)                             13,276    12,661        13,786
Retained earnings                               8,703     6,984         6,664
                                              -------   -------       -------
    Subtotal                                   23,074    20,749        21,577
Accumulated foreign currency translation
  adjustments                                  (1,782)   (1,089)       (1,172)
Net unrealized gains on securities                458       481           539
Minimum pension liability adjustment           (5,089)   (5,089)       (4,062)
                                               ------    ------        ------
    Accumulated other comprehensive loss       (6,413)   (5,697)       (4,695)
                                                -----     -----         -----
      Total stockholders' equity               16,661    15,052        16,882
                                             --------  --------      --------
Total liabilities and stockholders' equity   $251,735  $246,345      $229,533
                                              =======   =======       =======

                   CONSOLIDATED BALANCE SHEETS - Concluded

                                            March 31,                March 31,
                                             1999       Dec. 31,       1998
                                          (Unaudited)    1998      (Unaudited)
                                           -----------    ----      -----------
AUTOMOTIVE, ELECTRONICS AND OTHER OPERATIONS      (Dollars in Millions)

                        ASSETS
Cash and cash equivalents                     $12,081    $9,728       $10,030
Marketable securities                           1,137       402         2,386
                                              -------  --------       -------
  Total cash and marketable securities         13,218    10,130        12,416
Accounts and notes receivable
  (less allowances)                             4,686     4,750         4,426
Inventories (less allowances)                  11,566    10,437        11,149
Net assets of discontinued operations           3,191        77           219
Equipment on operating leases (less
  accumulated depreciation)                     6,048     4,954         4,554
Deferred income taxes and other current assets  9,537    10,051         6,125
Net receivable from Financing and
  Insurance Operations                              -         -           840
                                               ------    ------        ------
  Total current assets                         48,246    40,399        39,729
Equity in net assets of nonconsolidated
   associates                                   1,659       950           936
Property - net                                 31,636    32,222        29,903
Intangible assets - net                        10,170     9,994        10,639
Deferred income taxes                          15,410    14,967        18,172
Other assets                                   13,565    16,062        15,379
                                               ------    ------        ------
  Total Automotive, Electronics and
     Other Operations assets                 $120,686  $114,594      $114,758
                                             ========  ========      ========

               LIABILITIES AND GM INVESTMENT

Accounts payable (principally trade)          $16,162   $13,542       $12,721
Loans payable                                     869     1,204         1,276
Accrued expenses                               33,210    30,548        31,424
Net payable to Financing and Insurance
  Operations                                      339       816             -
                                               ------    ------        ------
  Total current liabilities                    50,580    46,110        45,421
Long-term debt                                  7,011     7,118         5,796
Postretirement benefits other than pensions    34,416    33,503        34,027
Pensions                                        3,761     4,410         3,341
Other liabilities and deferred income taxes    17,768    17,807        17,805
                                               ------    ------        ------
  Total Automotive, Electronics and
    Other Operations liabilities              113,536   108,948       106,390
Minority interests                                520       511           636
GM investment in Automotive, Electronics
  and Other Operations                          6,630     5,135         7,732
                                               ------    ------        ------
  Total Automotive, Electronics and
    Other Operations liabilities
    and GM investment                        $120,686  $114,594      $114,758
                                             ========  ========      ========

                                            March 31,                March 31,
                                             1999       Dec. 31,       1998
                                          (Unaudited)    1998      (Unaudited)
                                          -----------    ----      -----------
FINANCING AND INSURANCE OPERATIONS              (Dollars in Millions)

                        ASSETS
Cash and cash equivalents                        $502      $146          $483
Investments in securities                       8,703     8,748         7,815
Finance receivables - net                      73,839    70,436        62,748
Investment in leases and other receivables     32,707    32,798        30,935
Other assets                                   14,959    18,807        12,794
Net receivable from Automotive, Electronics
  and Other Operations                            339       816             -
                                               ------    ------        ------
  Total Financing and Insurance
    Operations assets                        $131,049  $131,751      $114,775
                                             ========  ========      ========

               LIABILITIES AND GM INVESTMENT

Accounts payable                               $4,405    $4,148        $3,501
Debt                                          106,379   107,753        91,500
Deferred income taxes and other liabilities     9,954     9,661         9,520
Net payable to Automotive, Electronics
  and Other Operations                              -         -           840
                                               ------    ------        ------
  Total Financing and Insurance
    Operations liabilities                    120,738   121,562       105,361
Minority interests                                 60        52            42
GM investment in Financing and
   Insurance Operations                        10,251    10,137         9,372
                                               ------    ------        ------
  Total Financing and Insurance Operations
    liabilities and GM investment            $131,049  $131,751      $114,775
                                             ========  ========      ========

                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                             Three Months Ended March 31,
                                             ----------------------------
                                               1999              1998
                                               ----              ----
                                                (Dollars in Millions)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Net cash provided by operating activities     $16,064          $5,324

Cash flows from investing activities
Expenditures for property                      (1,384)         (1,996)
Investments in other marketable securities
  - acquisitions                               (7,553)         (5,545)
Investments in other marketable securitie
  - liquidations                                6,344           7,141
Mortgage servicing rights - acquisitions         (327)           (153)
Mortgage servicing rights - liquidations            -              29
Finance receivables - acquisitions            (42,969)        (41,800)
Finance receivables - liquidations             31,921          32,556
Proceeds from sales of finance receivables      7,375           5,143
Operating leases - acquisitions                (5,518)         (5,127)
Operating leases - liquidations                 3,595           3,462
Investments in companies, net of cash acquired   (514)           (211)
Other                                            (170)           (711)
                                                -----           -----
Net cash used in investing activities          (9,200)         (7,212)
                                                -----           -----

Cash flows from financing activities
Net increase in loans payable                  (7,047)          2,019
Increase in long-term debt                      7,970           6,428
Decrease in long-term debt                     (3,980)         (4,143)
Repurchases of common and preference stocks      (979)         (1,911)
Proceeds from issuing common stocks               284             233
Cash dividends paid to stockholders              (343)           (357)
                                                -----           -----
Net cash provided by financing activities      (4,095)          2,269
                                                -----           -----

Effect of exchange rate changes on cash and
  cash equivalents                               (188)            (85)
                                                -----           -----
Net cash (used in) provided by continuing
  operations                                    2,581             296
Net cash provided by discontinued operations      128             (56)
                                                -----           -----
Net (decrease) increase in cash and
  cash equivalents                              2,709             240
Cash and cash equivalents at
  beginning of the year                         9,874          10,273
                                                -----          ------
Cash and cash equivalents at
  end of the year                             $12,583         $10,513
                                              =======         =======
























                                    - 14 -

              CONSOLIDATED STATEMENTS OF CASH FLOWS - Concluded

                                                       Three Months Ended March 31,
                                                       ----------------------------
                                                    1999                         1998
                                          -----------------------     -------------------------
                                          Automotive,   Financing     Automotive,     Financing
                                          Electronics      and        Electronics        and
                                           and Other    Insurance      and Other      Insurance
                                           ---------    ---------      ---------      ---------
                                                          (Dollars in Millions)

Net cash provided by operating activities    $9,188      $6,876           $3,014        $2,310

Cash flows from investing activities
Expenditures for property                    (1,345)        (39)          (1,967)          (29)
Investments in other marketable
   securities - acquisitions                 (1,813)     (5,740)          (2,007)       (3,538)
Investments in other marketable
   securities - liquidations                  1,077       5,267            3,281         3,860
Mortgage servicing rights - acquisitions          -        (327)               -          (153)
Mortgage servicing rights - liquidations          -           -                -            29
Finance receivables - acquisitions                -     (42,969)               -       (41,800)
Finance receivables - liquidations                -      31,921                -        32,556
Proceeds from sales of finance receivables        -       7,375                -         5,143
Operating leases - acquisitions              (2,465)     (3,053)          (1,413)       (3,714)
Operating leases - liquidations               1,281       2,314            1,384         2,078
Investments in companies, net of
   cash acquired                               (514)          -             (211)            -
Net investing activity with Financing and
  Insurance Operations                           75           -               75             -
Other                                        (1,162)        992             (236)         (475)
                                              -----       -----           ------         -----
Net cash used in investing activities        (4,866)     (4,259)          (1,094)       (6,043)
                                             ------      ------           ------        ------

Cash flows from financing activities
Net increase (decrease) in loans payable       (485)     (6,562)             835         1,184
Increase in long-term debt                      411       7,559              913         5,515
Decrease in long-term debt                     (320)     (3,660)            (635)       (3,508)
Net financing activity with Automotive,
  Electronics and Other Operations                -         (75)               -           (75)
Repurchases of common and preference stocks    (979)          -           (1,911)            -
Proceeds from issuing common stocks             284           -              233             -
Cash dividends paid to stockholders            (343)          -             (357)            -
                                             ------      ------           ------        ------
Net cash (used in) provided by financing
  activities                                 (1,432)     (2,738)            (922)        3,116
                                             ------      ------           ------        ------

Effect of exchange rate changes on cash and
  cash equivalents                             (188)          -              (87)            2
Net transactions with Automotive
  Financing Operations                         (477)        477             (521)          521
                                             ------      ------           ------        ------
Net cash provided by (used in)
  continuing operations                       2,225         356              390           (94)
Net cash provided by discontinued operations    128           -              (56)            -
                                             ------      ------           ------        ------
Net increase (decrease) in cash and
  cash equivalents                            2,353         356              334           (94)
Cash and cash equivalents at
  beginning of the year                       9,728         146            9,696           577
                                             ------      ------           ------        ------
Cash and cash equivalents at
  end of the year                           $12,081        $502          $10,030          $483
                                            =======        ====          =======          ====


                  Hughes REPORTS First quarter 1999 Results

               Record DIRECTV Subscriber Growth Fuels Revenues


      El  Segundo,   Calif.,  April  14,  1999--Hughes  Electronics  Corporation
reported today that its financial results for the first quarter of 1999 reflected continued record subscriber growth in its DIRECTV(R) businesses.

      "Our leadership in the direct-to-home market is a key growth and value driver for Hughes," said Michael T. Smith, Hughes chairman and chief executive officer. "Our revenue growth was driven by continued record DIRECTV subscriber growth--for both the United States and Latin America--and we've turned the corner with positive EBITDA(1) for domestic DIRECTV."

      Revenues for the quarter were $1,451.8 million, compared with $1,291.0 million in the first quarter of 1998, a 12.5% increase.

      EBITDA, excluding a 1999 one-time item, was $178.2 million versus $181.3 million for the same period in 1998. EBITDA margin on the same basis was 12.3% for the first quarter of 1999 compared to 14.0% in the first quarter of 1998. The one-time item was a $92.0 million pre-tax charge resulting from the termination of the Asia Pacific Mobile Telecommunications (APMT) satellite system contract due to export licenses not being issued.

      "DIRECTV, PanAmSat, Hughes Space and Communications, and Hughes Network Systems all attained EBITDA growth in the quarter," Smith said. This EBITDA growth in the business segments was more than offset by increased investment in the Spaceway(TM) high-speed broadband operations for North America, and increased intercompany business resulting in higher corporate eliminations. As a result, consolidated EBITDA and EBITDA margin declined.

      Earnings(2) were $78.3 million ($0.20 earnings per share, or EPS) in the first quarter of 1999 versus $44.5 million ($0.11 EPS) in the same period last year. First quarter earnings, excluding one-time items, were $40.1 million in 1999 compared to $53.7 million in the same period for 1998, resulting in EPS of $0.10 and $0.13 for first quarter 1999 and 1998, respectively. The declines in earnings and EPS (excluding one-time items) were primarily due to lower interest income and higher depreciation and amortization expenses.

      One-time items in the first quarter of 1999 were a $94.3 million after-tax ($154.6 million pre-tax) gain related to the settlement of the Williams patent infringement case(3) and a $56.1 million after-tax ($92.0 million pre-tax) charge related to the APMT contract termination. The one-time item in the first quarter of 1998 was a $9.2 million after-tax charge for the cumulative effect of an accounting change mandated by the American Institute of Certified Public Accountants for the write-off of previously capitalized start-up costs.

                           Segment Financial Review

                           Direct-To-Home Broadcast

      First quarter revenues increased 43.5% to $556.6 million from $387.9 million in the first quarter of 1998. The increase resulted from continued strong subscriber growth, as well as strong average monthly revenue per subscriber in the United States. The domestic DIRECTV business achieved quarterly revenues of $474 million, a 34% increase over last year's first quarter revenues of $353 million. DIRECTV had its best-ever first quarter with 304,000 net new subscribers in the United States, which compared to 227,000 in the first quarter of 1998. Total domestic DIRECTV subscribers were 4,762,000 as of March 31, 1999.

      The DIRECTV business in Latin America also enjoyed its best first quarter ever as it nearly doubled revenues, reaching $61 million compared with $31 million in the first quarter of 1998. With 70,000 net new subscribers added in the first quarter of 1999, an 84% increase over the 38,000 acquired in the same period last year, total DIRECTV subscribers in Latin America climbed to 554,000 as of March 31, 1999. In addition, DIRECTV Japan(TM), which is 42% owned by Hughes, added 29,000 subscribers in the quarter for a total of 260,000 subscribers at the end of the first quarter of 1999.

      The segment's EBITDA in the first quarter was $3.9 million compared with a negative EBITDA of $9.1 million in the first quarter of 1998. Domestic DIRECTV's EBITDA rose to $25 million in the quarter compared to $8 million last year as strong revenue growth outpaced increased marketing and advertising expenses. This gain was partially offset by a larger negative EBITDA in the quarter ($20 million in 1999 versus $13 million in 1998) in Latin America, which was primarily due to the increased cost of the new higher-capacity Galaxy VIII-i satellite and increased advertising expenditures.

                              Satellite Services

      First quarter 1999 revenues were $193.5 million compared with $193.0 million in the prior year's period. Increased operating lease revenue, resulting primarily from growth in data and Internet-related service agreements, was mostly offset by lower transponder sales and sales-type lease revenue.

      EBITDA in the quarter was $145.9 million compared with $140.2 million last year. EBITDA margin increased to 75.4% versus 72.6% in last year's first quarter. The increases in EBITDA and EBITDA margin were principally due to lower satellite leaseback expenses resulting from the exercise of certain early buy-out options under sale-leaseback agreements during the first quarter of 1999.

                              Satellite Systems

      For the first quarter of 1999, revenues increased to $630.3 million from revenues of $624.3 million for the same period in 1998. Increased sales to commercial customers including Thuraya Satellite Telecommunications, ICO Global Communications and PanAmSat were largely offset by lower sales on government contracts such as UHF Follow-on and Tracking and Data Relay Satellites (TDRS).

      Excluding Hughes Space and Communications' 1999 first quarter pre-tax charge of $81.0 million related to the termination of the APMT contract, EBITDA increased 21.0% to $79.6 million from $65.8 million in the first quarter of 1998. The increase included earnings adjustments in the current quarter on several commercial satellite contracts. As a result, EBITDA margin (excluding the one-time item) was 12.6% for the first quarter of 1999 compared to 10.5% in 1998.

                               Network Systems

      First quarter revenues at Hughes Network Systems (HNS) rose 25.0% to $230.9 million versus $184.7 million in the same period last year. This increase was primarily due to higher sales of DIRECTV(TM) receiver equipment and satellite-based mobile telephone systems.

      As a result of this revenue growth, EBITDA, excluding a pre-tax charge of $11.0 million resulting from the termination of the APMT contract for which HNS was providing ground network equipment and handsets, grew to $5.1 million in the quarter, compared to a negative EBITDA of $3.4 million in the first quarter of 1998. EBITDA margin on the same basis was 2.2% compared to a negative EBITDA margin in the first quarter of 1998.

                                BALANCE SHEET

      The cash balance declined $562.1 million in the quarter to $780.0 million as of March 31, 1999, primarily due to working capital requirements, purchase of the Tempo ground-spare satellite, and early buy-out of PanAmSat's sale-leaseback agreements, which were partially offset by proceeds from the settlement of the Williams patent infringement case. Long-term debt increased $77.9 million to $856.6 million principally from an increase in PanAmSat's commercial paper program to fund its satellite fleet expansion and early sale-leaseback buy-out options.



      Hughes Electronics Corporation is a unit of General Motors Corp. The earnings of Hughes Electronics are used to calculate the earnings per share attributable to General Motors Class H common stock (NYSE ticker symbol: GMH).

----------------------
(1) Hughes' definition of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization.
(2) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.
(3) Hughes was awarded a final judgement stemming from its long-running Williams patent infringement case, which was originally filed by Hughes in 1973. The award resulted from the repeated infringement by the U.S. Government over a span of two decades of a patent that revolutionized communications satellite attitude control and made the geosynchronous satellite practical. A payment was received in the first quarter of 1999 of $154.6 million and was recorded in "Other, net."

STATEMENT OF INCOME AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)
                                                           Three Months Ended
                                                                March 31,
                                                                ---------
                                                           1999        1998
                                                           ----        ----
Revenues
Product sales                                             $716.1      $692.1
Direct broadcast, leasing and other services               735.7       598.9
----------------------------------------------------------------------------
   Total Revenues                                        1,451.8     1,291.0
----------------------------------------------------------------------------
Operating Costs and Expenses
Cost of products sold                                      669.2       542.3
Broadcast programming and other costs                      291.6       264.8
Selling, general, and administrative expenses              404.8       302.6
Depreciation and amortization                              123.0        97.7
Amortization of GM purchase accounting adjustments (1)       5.3         5.3
----------------------------------------------------------------------------
   Total Operating Costs and Expenses                    1,493.9     1,212.7
----------------------------------------------------------------------------

Operating (Loss) Profit                                    (42.1)       78.3

Interest income                                             13.6        37.5
Interest expense                                            (6.9)       (3.0)
Other, net                                                 137.7       (34.3)
-----------------------------------------------------------------------------
Income from Continuing Operations Before
   Income Taxes, Minority Interests and
   Cumulative Effect of Accounting Change                  102.3        78.5

Income taxes                                                35.8        31.4
Minority interests in net losses of subsidiaries             6.5         1.3
----------------------------------------------------------------------------

Income from continuing operations before cumulative effect
   of accounting change                                     73.0        48.4

Cumulative effect of accounting change, net of taxes           -        (9.2)
-----------------------------------------------------------------------------

Net Income                                                  73.0        39.2

Adjustments to exclude the effect of GM
   purchase accounting adjustments (1)                       5.3         5.3
----------------------------------------------------------------------------

Earnings Used for Computation of Available
   Separate Consolidated Net Income                        $78.3       $44.5
============================================================================

Available Separate Consolidated Net Income                 $20.3       $11.5
============================================================================

Earnings Attributable to General Motors
   Class H Common Stock on a Per Share Basis               $0.20       $0.11
============================================================================

(1)Relates to General Motor's purchase of Hughes in 1985.

BALANCE SHEET
(Dollars in Millions)
                                                   March 31,     December 31,
ASSETS                                                1999            1998
----------------------------------------------------------------------------
1998
----
Current Assets
Cash and cash equivalents                            $780.0         $1,342.1
Accounts and notes receivable                         849.3            922.4
Contracts in process                                  713.2            783.5
Inventories                                           578.8            471.5
Prepaid expenses, deferred income taxes and other     295.4            326.9
----------------------------------------------------------------------------

Total Current Assets                                3,216.7          3,846.4
Satellites - Net                                    3,580.5          3,197.5
Property - Net                                      1,061.2          1,059.2
Net Investment in Sales-type Leases                   167.9            173.4
Intangible Assets - Net                             3,732.9          3,552.2
Investments and Other Assets                        1,652.5          1,606.3
----------------------------------------------------------------------------

Total Assets                                      $13,411.7        $13,435.0
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable                                     $710.2           $764.1
Advances on contracts                                 302.0            291.8
Deferred revenues                                      51.7             43.8
Current portion of long-term debt                     170.3            156.1
Accrued liabilities                                   664.0            753.7
----------------------------------------------------------------------------

Total Current Liabilities                           1,898.2          2,009.5
Long-Term Debt                                        856.6            778.7
Deferred Gains on Sales and Leasebacks                 65.0            121.5
Accrued Operating Leaseback Expense                     6.1             56.0
Postretirement Benefits Other Than Pensions           151.2            150.7
Other Liabilities and Deferred Credits                846.0            811.1
Deferred Income Taxes                                 651.9            643.9
Minority Interests                                    485.6            481.7
Stockholder's Equity                                8,451.1          8,381.9
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $13,411.7        $13,435.0
============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).
















                                    - 20 -
PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                         Three Months Ended
                                                             March 31,
                                                             ---------
                                                         1999        1998
--------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                                          $556.6      $387.9
EBITDA (1)                                                $3.9       $(9.1)
EBITDA Margin                                              0.7%        N/A
Operating Loss                                          $(23.4)     $(31.6)
Depreciation and Amortization                            $27.3       $22.5
Capital Expenditures (2)                                 $77.6       $13.7
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                                          $193.5      $193.0
EBITDA (1)                                              $145.9      $140.2
EBITDA Margin (1)                                         75.4%       72.6%
Operating Profit                                         $79.1       $85.7
Depreciation and Amortization                            $66.8       $54.5
Capital Expenditures (3)                                $339.8      $249.6
--------------------------------------------------------------------------
SATELLITE SYSTEMS
Total Revenues                                          $630.3      $624.3
EBITDA (1) (4)                                           $(1.4)      $65.8
EBITDA Margin (1)                                          N/A        10.5%
Operating (Loss) Profit (4)                             $(14.4)      $55.1
Depreciation and Amortization                            $13.0       $10.7
Capital Expenditures                                     $12.3       $10.7
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                                          $230.9      $184.7
EBITDA (1) (4)                                           $(5.9)      $(3.4)
Operating Loss (4)                                      $(17.8)     $(11.9)
Depreciation and Amortization                            $11.9        $8.5
Capital Expenditures                                      $2.2        $4.8
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                                         $(159.5)     $(98.9)
EBITDA (1)                                              $(56.3)     $(12.2)
Operating Loss                                          $(60.3)     $(13.7)
Depreciation and Amortization                             $4.0        $1.5
Capital Expenditures                                    $(32.2)     $125.9
--------------------------------------------------------------------------
TOTAL
Total Revenues                                        $1,451.8    $1,291.0
EBITDA (1) (4)                                           $86.2      $181.3
EBITDA Margin (1)                                          5.9%       14.0%
Operating (Loss) Profit (4)                             $(36.8)      $83.6
Depreciation and Amortization                           $123.0       $97.7
Capital Expenditures                                    $399.7      $404.7
==========================================================================
* The Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes. However, as provided in the General Motors Restated Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically excludes such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which exclude the purchase accounting adjustments related to GM's acquisition of Hughes, are presented.
 (1)Hughes' definition of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2)Includes expenditures related to satellites amounting to $53.0 million in the first quarter of 1999.
(3)Includes expenditures related to satellites amounting to $189.7 million and $145.6 million in 1999 and 1998, respectively. Also included in the 1999 and 1998 amounts are $141.3 million and $96.6 million, respectively, related to the early buy-out of satellite sale-leasebacks.
(4)First quarter 1999 includes a charge of $81.0 million and $11.0 million at Satellite Systems and Network Systems, respectively, for the termination of the Asia Pacific Mobile Telecommunications satellite systems contract due to export licenses not being issued.
                                    - 21 -



                 DELPHI AUTOMOTIVE SYSTEMS REPORTS 12 PERCENT
                   PRO FORMA INCREASE IN QUARTERLY EARNINGS

       Today Announces Significant Gas Direct Injection Sales Contract

      Troy, MICH. - A strong North American market coupled with aggressive cost-reduction more than offset the impact of the economic downturn in South America as Delphi Automotive Systems Corporation (NYSE:DPH) today reported net income for the first three months of 1999 grew to $284 million.

      Historical net income for the first quarter of 1998, as measured under generally accepted accounting principles (GAAP), was $236 million. However, the $236 million does not reflect the impact of the terms of the separation agreement between Delphi and General Motors Corporation (GM). After including the effect of the separation agreement, pro forma first quarter 1998 net income was $254 million. Thus, on a comparable basis, Delphi's first quarter 1999 net income of $284 million reflects a 12 percent increase over the 1998 level of $254 million.

      Earnings per share calculations are complicated by the changes in shares outstanding related to the steps involved in full separation from GM. Currently, Delphi has 565 million shares outstanding, reflecting 100 million shares issued in an initial public offering in February 1999, and 465 million shares owned by GM. Management considers 565 million shares to be the most widely used figure for analyzing Delphi's earnings per share.* Based on 565 million shares outstanding, 1999 earnings of $284 million and pro-forma 1998 earnings of $254 million, earnings per share were $0.50 for 1999, and $0.45 for 1998, an improvement of $0.05 over the same period in 1998.

      "Our first-quarter results reflect continued progress toward realization of our near-term and long-term business strategies," said J.T. Battenberg III, Delphi's chairman, chief executive officer and president.

      "Delphi continues to take cost out of operations through reductions in material and manufacturing costs, and re-alignment of the product portfolio. We expect further margin enhancement over the long term as we continue to improve operations while realizing the benefits of expanded sales to global vehicle manufacturers as a result of the separation from GM. Our objectives remain 5 percent net income margin, 10 percent annual non-GM sales growth and 12.5 percent RONA (Return on Net Assets)," said Battenberg.










*Under GAAP, the shares issued in connection with the initial public offering of Delphi common stock would be excluded from 1998 and fractionally included in 1999, resulting in the use of 465 million shares in 1998 (EPS $0.51) and 521 million shares in 1999 (EPS $0.55).

Sales
      Consolidated net sales were $7.5 billion for the first three months of 1999 compared to $7.6 billion for the first three months of 1998. This reflects growth in sales revenue from ongoing operations and strong North American sales, offset by the impact of businesses divested in late 1998 and a decline in South American sales. Non-GM sales for the first three months of 1999 were up 12 percent - after adjusting to eliminate the 1998 sales of Delphi's seating, lighting, coil spring, and several smaller businesses, which were divested in 1998.

      "South America has been severely impacted by the crisis in Asia and Russia as well as the devaluation of the Brazilian Real," said Volker Barth, president of Delphi South America. "1999 volume projections are forecast to come in below 1998 levels, effecting sales and profitability, primarily as a result of Brazil's maxi-devaluation. However, Delphi remains committed to the region and our customer base. We believe the long-term fundamentals have not changed. Mercosur remains a market of significant growth potential," said Barth.

Growth -- New Gas Direct Injection Contract Announced

      Announced today: Delphi won an order in March valued at over $100 million average annual revenue, to develop and supply a direct injection gasoline engine management system for a future GM vehicle program. During the quarter, Delphi's Dynamics & Propulsion sector earned new contracts from GM that total approximately $650 million in average annual revenue. "These contracts demonstrate our largest customer's confidence in our ability to innovate and provide product differentiation and new customer value," said Battenberg.

      Battenberg also noted that Delphi continues to receive greater numbers of bid opportunities, which he said is indicative of non-GM customer acceptance of products and technology from an independent Delphi. "Business bookings for the quarter reflect our strong business retention and growth efforts with GM and other customers," said Battenberg.

      Delphi's future business continued to grow during the quarter, with significant contracts awarded by the following European and Asian vehicle manufacturers: Volkswagen, Renault, Peugeot, BMW Rover, Volvo, Daewoo, Isuzu, and Honda. Program timing and contract details were not disclosed at the request of the customers.

      "Based on new business won this quarter, we remain confident in our forward revenue plans," said Battenberg.

Cost Reduction Initiatives

      First-quarter cost reductions reflected the benefit of the previously announced seating, lighting, and coil spring divestitures, and infrastructure improvements. Ongoing material and manufacturing cost reduction initiatives more than offset the impact of a significant market downturn in South America. Further, Delphi benefited during the first quarter from previously implemented workforce and infrastructure reductions in South America consistent with declining volumes.

Balance Sheet/Cash Flow

      Delphi's balance sheet at the end of the quarter reflected a cash balance of $1.1 billion, and debt and equity balances of $1.9 billion and $3.4 billion, respectively. "Significant improvement in liquidity allows continuing pursuit of our objectives for pension funding, while preserving flexibility for strategic growth initiatives," said Alan Dawes, Delphi's chief financial officer.

Bond Issue

      Later today, Delphi's investment banks will announce details of a term-debt offering, which will replace existing short-term bank facilities with longer term financing.

Portfolio Restructuring

      In  the  first  quarter,   Delphi   continued  its  process  of  portfolio
restructuring aimed at improving margins, diversifying the customer base, and making investments in advanced technologies.

      "We continue to establish strategic partnerships and complete acquisitions with the goal of accessing new technology and technical capability, expanding customer relationships, and enhancing our global footprint. Our first quarter activities demonstrate our focused and aggressive portfolio improvement strategies," said Battenberg.

      Delphi expects international expansion to be a key driver of future growth. During the quarter, Delphi announced the opening of a wholly owned wiring harness facility in Morocco, in addition to a new facility to supply HVAC and chassis customers in India. In March, Delphi announced a strategic partnership with Gabriel de Mexico S.A. de C.V. to supply automotive damper and suspension modules to both vehicle manufacturers and the aftermarket in Mexico, which illustrates Delphi's commitment to footprint alignment, portfolio and market channel expansion.

      Seeking to enhance its position as a technology leader, Delphi announced plans to invest approximately $63 million in its Kokomo, Ind., operations to introduce the latest technology in custom automotive integrated circuits. Further, Delphi announced plans to make a significant investment in its Sandusky, Ohio facility to produce advanced wheel spindle bearings using lean manufacturing concepts.

      Delphi and CD Radio announced an agreement to design and market an original equipment three-band audio system capable of processing digital satellite signals.

      Delphi broadened its position as truck equipment technology leader, announcing a strategic alliance with Allied Signal to develop and manufacture next generation ABS braking systems for the heavy duty truck market.

      Finally, in response to the economic crisis in South America, Delphi has re-sized the Delphi South America organization and has idled or sold selected manufacturing facilities in the region.

Sector Financial Results ($ millions)

                                                Q1 1999       Q1 1998
                  Q1 1999        Q1 1998       Operating   (Pro-Forma Basis)
Sector            Sales          Sales           Income    Operating Income
-------------     -------        -------       ---------   -----------------
Electronics &
Mobile
Communication     $1,353        $1,283         $158              $129

Safety, Thermal
& Electrical
Architecture       2,713         3,090          216               211

Dynamics &
Propulsion         3,534         3,366          124                97

Other*              (131)         (116)         (41)              (75)
                   -----         -----          ---               ---
   Total          $7,469        $7,623         $457              $362
                   =====         =====          ===               ===

*Corporate and intra-company items

Full Separation

      General Motors Board of Directors on Monday, April 12 approved the complete separation of Delphi from GM by means of a tax-free spin-off.

      "With regard to stockholder initiatives, GM's decision to complete full divestiture of its ownership stake in Delphi in the second quarter allows us to begin immediately to execute a business strategy aimed at maximizing shareholder value," said Battenberg.

      "Complete separation from GM will help Delphi attract non-GM sales growth, strengthen our ability to partner and acquire strategic businesses, and continue to improve relations with our approximately 198,000 worldwide employees," said Battenberg.

      Delphi Automotive Systems (NYSE: DPH), with headquarters in Troy, Mich., USA, is a world leader in automotive component and systems technology. Delphi's 3 business sectors -- Dynamics and Propulsion; Safety, Thermal and Electrical Architecture; and Electronics and Mobile Communications -- provide comprehensive product solutions to complex customer needs. Delphi has approximately 198,000 employees and operates 168 wholly owned manufacturing sites, 40 joint ventures and 27 technical centers in 36 countries. Regional headquarters are located in Paris, Tokyo and Sao Paulo. Delphi can be found on the Internet at http://www.delphiauto.com.


                                    # # #


Forward Looking Statements

Delphi is subject to a number of factors that could cause actual results to differ from those anticipated in forward looking statements. All statements contained in this press release that are forward looking statements (including the possible benefits that could be achieved from a complete separation from General Motors) which, in certain instances, are identified by the words
"expect", "anticipate", "estimate", "project" and similar expressions, are subject to numerous risks and uncertainties, many of which are outside Delphi's control. Accordingly, actual results may differ materially from those suggested in these forward looking statements. Further information concerning such risks and uncertainties is contained in Delphi's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December, 31, 1998.


HIGHLIGHTS ATTACHED

Highlights-Three months ended March 31, 1999 vs. pro forma three months ended
            March 31, 1998 comparison

                                                        Three Months Ended
                                                            March 31,
                                                        1999        1998(1)
                                                        ----        -------
                                                      (in millions, except
                                                        per share amounts)
Net sales:
   General Motors and affiliates                      $ 5,853       $ 6,105
   Other customers                                      1,616         1,518
                                                      -------       -------
     Total net sales                                    7,469         7,623
Less operating expenses:
   Cost of sales, excluding items listed below          6,391         6,727
   Selling, general and administrative                    384           334
   Depreciation and amortization                          237           200
                                                      -------       -------
Operating income                                          457           362
Less interest expense                                      24            64
Other income, net                                          25            79
                                                      -------       -------
Income before income taxes                                458           377
Income tax expense                                        174           123
                                                      -------       -------
Net income                                            $   284       $   254
                                                      =======       =======

Gross margin                                             14.4%         11.8%
Operating income margin                                   6.1%          4.7%
Net income margin                                         3.8%          3.3%

     Basic and diluted earnings per
      share-actual (2)                                 $ 0.55           N/A
                                                       ======

     Basic and diluted earnings per
      share-pro forma (3)                              $ 0.50        $ 0.45
                                                       ======        ======

(1) Results of operations for the three months ended March 31, 1998 have been adjusted to reflect the impact of the terms of our separation from GM.
     Overall the adjusted results reflect the net effect of lower employee benefit costs and higher other costs associated with operating Delphi as a stand-alone company. See the Reconciliation of actual to pro forma results for additional information.

(2) Actual earnings per share are calculated using the weighted average shares outstanding during the period, resulting in 521 million shares outstanding during the three months ended March 31, 1999.

(3) Pro forma earnings per share are presented as if the initial public stock offering of 100 million shares took place on January 1, 1998, resulting in 565 million shares outstanding during both periods presented.

Highlights-
Three months ended March 31, 1998-Reconciliation of actual to pro forma results

                                              Three Months Ended March 31, 1998
                                                Actual   Adjustments  Pro forma
                                                ------   -----------  ---------
                                                (in millions, except per share
                                                            amounts)

Net sales:
   General Motors and affiliates                $ 6,105                $ 6,105
   Other customers                                1,518                  1,518
                                                -------                -------
     Total net sales                              7,623                  7,623
Less operating expenses:
   Cost of sales, excluding items listed below    6,789    $  (62) (1)   6,727
   Selling, general and administrative              300        34  (1)     334
   Depreciation and amortization                    200                    200
                                                -------    -------     -------
Operating income                                    334        28          362
Less interest expense                                64       --            64
Other income, net                                    79       --            79
                                                -------    -------     -------
Income before income taxes                          349        28          377
Income tax expense                                  113        10  (2)     123
                                                -------    -------     -------
Net income                                      $   236    $   18      $   254
                                                =======    =======     =======


   Basic and diluted earnings per share with
     465 million shares outstanding              $ 0.51                  N/A
                                                 ======

   Basic and diluted earnings per share with
     565 million shares outstanding               N/A                   $ 0.45
                                                                        ======

(1) The pro forma effect of lower employee benefit costs, due to GM's retention of certain retiree benefit obligations, favorably impacts both cost of sales and selling, general and administrative expenses. Selling, general and administrative expenses are also unfavorably impacted by the estimated incremental costs associated with operating Delphi as an independent company.

(2) Income taxes were determined in accordance with SFAS No. 109, "Accounting for Income Taxes." For purposes of this pro forma presentation only, adjustments necessary to record the income tax effect of the pro forma adjustments assume a combined federal and state income tax rate of 38%.


Highlights-Liquidity and capital resources
(dollars in millions)

BALANCE SHEET DATA:

                                               March 31,  December 31,    December 31,
                                                1999        1998           1998
                                                GAAP        GAAP          Pro forma
                                                ----        ----          ---------

   Cash and marketable securities              $ 1,134     $  1,000       $  2,062

   Debt                                          1,886        3,500          3,500
                                               -------     ---------      --------

     Net Liquidity                             $  (752)    $ (2,500)      $ (1,438)
                                               ========    =========      =========

   Pension obligations                         $ 2,208     $  2,180        $ 2,180

   Total stockholders' equity                  $ 3,351     $      9        $ 3,171


RECONCILIATION OF NET LIQUIDITY:

GAAP net liquidity at December 31, 1998                    $ (2,500)

   Settlement of accounts receivable from GM                 (1,600)

   Extension of payment terms for accounts
     receivable from GM                                      (2,100)

   Settlement of note payable to GM                           3,141

   Initial public offering proceeds                           1,621

Pro forma net liquidity at December 31, 1998                 (1,438)

   Net income                                     $284
   Depreciation and amortization                   237
   Capital expenditures                           (235)
   Other, net                                      343
                                                  ----

Adjusted operating cash flow less capital
   expenditures                                                 629

Other investing activities                                       57

GAAP net liquidity at March 31, 1999                       $   (752)
                                                           =========




                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    April 15, 1999
        -----------------
                                       By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)